Exhibit 99.1 (Filed herewith)

NEWS RELEASE

Contact:

Ken Golden

Director, Global Public Relations

309-765-5678

Deere Announces First-Quarter Earnings of $387 Million

•                  Weaker conditions in global farm economy contribute to lower results.

•                  Construction and forestry and financial services operations have higher profits.

•                  Further progress shown managing costs and assets.

MOLINE, Illinois (February 20, 2015) — Net income attributable to Deere & Company was $386.8 million, or $1.12 per share, for the first quarter ended January 31, compared with $681.1 million, or $1.81 per share, for the same period last year.

Worldwide net sales and revenues for the first quarter decreased 17 percent, to $6.383 billion, compared with $7.654 billion last year. Net sales of the equipment operations were $5.605 billion for the quarter compared with $6.949 billion a year ago.

“Deere’s first-quarter performance reflected sluggish conditions in the global farm sector, which reduced demand for agricultural machinery, particularly larger models, and led to lower sales and income,” said Samuel R. Allen, chairman and chief executive officer. “At the same time, our construction and forestry and financial services divisions had higher profits, showing the benefit of a well-rounded business lineup. Deere’s results also demonstrated the progress we’ve made creating a more flexible, responsive cost structure.”

Summary of Operations

Net sales of the worldwide equipment operations declined 19 percent for the quarter. Sales included price realization of 1 percent and an unfavorable currency-translation effect of 2 percent. Equipment net sales in the United States and Canada decreased 14 percent. Outside the U.S. and Canada, net sales were down 28 percent, with an unfavorable currency-translation effect of 5 percent.

Deere’s equipment operations reported operating profit of $414 million for the quarter, compared with $891 million last year. The decline for the quarter was due primarily to lower shipment volumes and the impact of a less favorable product mix, partially offset by lower selling, administrative and general expenses and price realization. Net income of

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the company’s equipment operations was $241 million for the quarter, compared with $543 million in 2014.

Financial services reported net income attributable to Deere & Company of $156.8 million for the quarter compared with $142.2 million last year. The improvement was primarily due to growth in the credit portfolio and higher insurance margins, partially offset by less favorable financing spreads. Last year’s results also benefited from a more favorable effective tax rate.

Company Outlook & Summary

Company equipment sales are projected to decrease about 17 percent for fiscal 2015 and be down about 19 percent for the second quarter compared with year-ago periods. Included in the forecast is a negative currency-translation effect of about 3 percent for the full year and 4 percent for the second quarter. For fiscal 2015, net income attributable to Deere & Company is anticipated to be about $1.8 billion.

“Even with a continued pullback in the agricultural sector, John Deere expects to remain solidly profitable in 2015,” Allen said. “Our forecast reflects a level of results much better than we’ve experienced in previous downturns. This illustrates our success establishing a wider range of revenue sources and a more durable business model.”

Longer term, the company’s future continues to hold great promise for customers and investors, Allen said. “Global population growth and rising living standards are powerful trends largely unaffected by periodic swings in the farm economy. At the same time, Deere’s plans for reaching out to new markets and customer groups are making progress. For these reasons, we remain confident about the company’s ability to deliver solid returns throughout the business cycle and to benefit from the world’s need for productive equipment in the future.”

Equipment Division Performance

Agriculture & Turf. Sales decreased 27 percent for the quarter due largely to lower shipment volumes, the previously announced sales of John Deere Landscapes and John Deere Water, and the unfavorable effects of currency translation. These factors were partially offset by price realization.

Operating profit was $268 million compared with $797 million for the quarter last year. Lower results were driven primarily by reduced shipment volumes and a less favorable sales mix, partially offset by lower selling, administrative and general expenses and price realization.

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Construction & Forestry. Construction and forestry sales increased 13 percent for the quarter mainly as a result of higher shipment volumes.

Operating profit was $146 million for the quarter compared with $94 million in 2014. The improvement was due to higher shipment volumes, partially offset by higher sales-incentive costs and the unfavorable effects of foreign-currency exchange.

Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to decrease by about 23 percent for fiscal-year 2015, including a negative currency-translation effect of about 4 percent.

Lower commodity prices and falling farm incomes are putting pressure on demand for agricultural machinery, especially for larger models. Conditions are more positive in the U.S. livestock sector, supporting the sale of smaller sizes of equipment. Based on these factors, industry sales for agricultural equipment in the U.S. and Canada are forecast to be down 25 to 30 percent for 2015.

Full-year 2015 industry sales in the EU28 are forecast to be down about 10 percent, with the decline attributable to lower crop prices and farm incomes as well as pressure on the dairy sector. In South America, industry sales of tractors and combines are projected to be down 10 to 15 percent mainly as a result of economic uncertainty in Brazil. Industry sales in the Commonwealth of Independent States are expected to be down significantly due to economic pressures and tight credit conditions in the region. Asian sales are projected to be down slightly, with most of the decline occurring in China and India.

Industry sales of turf and utility equipment in the U.S. and Canada are expected to be flat to up 5 percent for 2015, benefiting from general economic growth.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to increase by about 5 percent for 2015. The gain reflects economic growth and higher housing starts in the U.S. offset in part by weakening conditions in the energy sector and energy-producing regions. Global forestry sales are expected to hold steady with the attractive levels of 2014, as gains in the U.S. and Europe are offset by declines elsewhere.

Financial Services. Fiscal-year 2015 net income attributable to Deere & Company for the financial services operations is expected to be approximately $630 million. The outlook reflects the expected impact of the previously announced agreement to sell the crop insurance operations and growth in the average credit portfolio. These factors are projected

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to be partially offset by lower financing spreads, an expected increase in the provision for credit losses from the low level in 2014 and a less favorable tax rate.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $133.6 million for the first quarter, compared with $136.5 million last year. Lower results for the quarter were primarily due to a less favorable effective tax rate and lower financing spreads, partially offset by growth in the credit portfolio.

Net receivables and leases financed by JDCC were $31.508 billion and $30.019 billion at January 31, 2015 and 2014, respectively.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, trends and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence.  These factors include demand for agricultural products, world grain stocks, weather conditions (including its effects on timely planting and harvesting), soil conditions (including low subsoil moisture), harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in Argentina, Brazil, China, the European Union, India, Russia and the U.S.), international reaction to such programs, changes in and effects of crop insurance programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop

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pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

Consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the results of the company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its reported results are affected by general economic conditions in the global markets and industries in which the company operates, especially material changes in economic activity in these markets and industries; customer confidence in general economic conditions; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates.  Government spending and taxing could adversely affect the economy, employment, consumer and corporate spending, and company results.

Customer and company operations and results could be affected by changes in weather patterns (including the effects of drought and drier than normal conditions in certain markets); the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts and the threat thereof and the response thereto; natural disasters; and the spread of major epidemics.

Significant changes in market liquidity conditions and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions; borrowing and repayment practices; and the number and size of customer loan delinquencies and defaults.  A  debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, and company operations and results.  State debt crises also could negatively impact customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by

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changes in the equity, bond and other financial markets, which would negatively affect earnings.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies, tariffs and sanctions in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist, economic, punitive and expropriation policies and trade and licensing restrictions that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC), the U.S. Commodity Futures Trading Commission and other financial regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions, carbon and other greenhouse gas emissions, noise and the effects of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates, and regulations and company actions related thereto; compliance with U.S. and foreign laws when expanding to new markets and otherwise; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the company operates.  Trade, financial and other sanctions imposed by the U.S., the European Union, Russia and other countries could negatively impact company assets, operations, sales, forecasts and results.  Customer and company operations and results also could be affected by changes to GPS radio frequency bands or their permitted uses.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; the failure of suppliers to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment and other ethical business practices; events that damage the company’s reputation or brand; significant investigations, claims, lawsuits or other legal proceedings; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; changes in customer product preferences and sales mix whether as a result of changes in equipment design to meet government regulations or for other reasons; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices, supplies and volatility; the availability and cost of freight; actions of

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competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations and contracts; acquisitions and divestitures of businesses; the integration of new businesses; the implementation of organizational changes; difficulties related to the conversion and implementation of enterprise resource planning systems that disrupt business, negatively impact supply or distribution relationships or create higher than expected costs; security breaches and other disruptions to the company’s information technology infrastructure; and changes in company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level and funding of employee retirement benefits, changes in market values of investment assets, the level of interest and discount rates, and compensation, retirement and mortality rates which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital in order to meet future cash flow requirements, to fund operations and costs associated with engaging in diversified funding activities, and to fund purchases of the company’s products.  If general economic conditions deteriorate or capital markets become volatile, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

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First Quarter 2015 Press Release
(in millions of dollars)
Unaudited

	Three Months Ended January 31
	2015	2014	% Change
Net sales and revenues:
Agriculture and turf	$4,081	$5,596	-27
Construction and forestry	1,524	1,353	+13
Total net sales	5,605	6,949	-19
Financial services	648	587	+10
Other revenues	130	118	+10
Total net sales and revenues	$6,383	$7,654	-17

Operating profit: *
Agriculture and turf	$268	$797	-66
Construction and forestry	146	94	+55
Financial services	233	182	+28
Total operating profit	647	1,073	-40
Reconciling items **	(89)	(112)	-21
Income taxes	(171)	(280)	-39
Net income attributable to Deere & Company	$387	$681	-43

*                    Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes.  Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**             Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses and net income attributable to noncontrolling interests.

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME For the Three Months Ended January 31, 2015 and 2014 (In millions of dollars and shares except per share amounts) Unaudited
	2015	2014
Net Sales and Revenues
Net sales	$5,605.1	$6,948.5
Finance and interest income	593.6	531.5
Other income	184.4	174.0
Total	6,383.1	7,654.0

Costs and Expenses
Cost of sales	4,420.6	5,195.5
Research and development expenses	333.2	323.7
Selling, administrative and general expenses	659.0	765.9
Interest expense	180.1	171.7
Other operating expenses	222.6	232.3
Total	5,815.5	6,689.1

Income of Consolidated Group before Income Taxes	567.6	964.9
Provision for income taxes	170.5	280.5
Income of Consolidated Group	397.1	684.4
Equity in loss of unconsolidated affiliates	(10.2)	(3.1)
Net Income	386.9	681.3
Less: Net income attributable to noncontrolling interests	.1	.2
Net Income Attributable to Deere & Company	$386.8	$681.1

Per Share Data
Basic	$1.13	$1.83
Diluted	$1.12	$1.81

Average Shares Outstanding
Basic	343.1	371.9
Diluted	345.7	375.4

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY CONDENSED CONSOLIDATED BALANCE SHEET (In millions of dollars) Unaudited
	January 31	October 31	January 31
	2015	2014	2014
Assets
Cash and cash equivalents	$3,974.8	$3,787.0	$3,188.6
Marketable securities	493.8	1,215.1	1,438.4
Receivables from unconsolidated affiliates	27.4	30.2	35.2
Trade accounts and notes receivable - net	3,334.6	3,277.6	3,716.8
Financing receivables - net	25,805.9	27,422.2	25,242.3
Financing receivables securitized - net	3,893.3	4,602.3	3,490.9
Other receivables	921.1	1,500.3	1,157.6
Equipment on operating leases - net	3,834.6	4,015.5	3,026.0
Inventories	4,527.1	4,209.7	5,554.6
Property and equipment - net	5,347.5	5,577.8	5,351.0
Investments in unconsolidated affiliates	301.6	303.2	297.5
Goodwill	741.3	791.2	834.6
Other intangible assets - net	62.3	68.8	74.6
Retirement benefits	283.5	262.0	583.5
Deferred income taxes	2,584.1	2,776.6	2,323.4
Other assets	1,772.3	1,496.9	1,344.2
Assets held for sale	384.9
Total Assets	$58,290.1	$61,336.4	$57,659.2

Liabilities and Stockholders’ Equity
Short-term borrowings	$8,622.7	$8,019.2	$8,657.3
Short-term securitization borrowings	3,887.9	4,558.5	3,490.8
Payables to unconsolidated affiliates	119.2	101.0	89.1
Accounts payable and accrued expenses	6,421.9	8,554.1	7,330.0
Deferred income taxes	146.7	160.9	154.8
Long-term borrowings	24,106.7	24,380.7	22,265.2
Retirement benefits and other liabilities	6,469.4	6,496.5	5,414.2
Liabilities held for sale	266.8
Total liabilities	50,041.3	52,270.9	47,401.4
Total Deere & Company stockholders’ equity	8,246.0	9,062.6	10,255.7
Noncontrolling interests	2.8	2.9	2.1
Total stockholders’ equity	8,248.8	9,065.5	10,257.8
Total Liabilities and Stockholders’ Equity	$58,290.1	$61,336.4	$57,659.2

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Three Months Ended January 31, 2015 and 2014
(In millions of dollars) Unaudited

	2015	2014
Cash Flows from Operating Activities
Net income	$386.9	$681.3
Adjustments to reconcile net income to net cash used for operating activities:
Provision for credit losses	1.0	2.4
Provision for depreciation and amortization	342.9	343.1
Impairment charges		26.3
Share-based compensation expense	18.1	23.2
Undistributed earnings of unconsolidated affiliates	10.1	3.0
Provision (credit) for deferred income taxes	176.1	(8.6)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	349.1	126.7
Insurance receivables	256.5	101.9
Inventories	(603.9)	(836.8)
Accounts payable and accrued expenses	(1,442.5)	(1,387.1)
Accrued income taxes payable/receivable	(185.5)	137.5
Retirement benefits	84.4	53.4
Other	96.7	(12.5)
Net cash used for operating activities	(510.1)	(746.2)

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	4,694.6	4,660.7
Proceeds from maturities and sales of marketable securities	673.4	403.6
Proceeds from sales of equipment on operating leases	242.1	276.4
Proceeds from sales of businesses, net of cash sold		303.7
Cost of receivables acquired (excluding receivables related to sales)	(3,674.8)	(4,190.1)
Purchases of marketable securities	(19.3)	(222.4)
Purchases of property and equipment	(184.0)	(250.7)
Cost of equipment on operating leases acquired	(299.7)	(251.6)
Other	(47.2)	(56.3)
Net cash provided by investing activities	1,385.1	673.3

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	209.8	(736.7)
Proceeds from long-term borrowings	1,227.8	2,241.1
Payments of long-term borrowings	(1,234.3)	(1,100.0)
Proceeds from issuance of common stock	44.7	54.3
Repurchases of common stock	(604.7)	(477.3)
Dividends paid	(209.9)	(192.5)
Excess tax benefits from share-based compensation	6.3	14.6
Other	(22.2)	(13.0)
Net cash used for financing activities	(582.5)	(209.5)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(104.7)	(33.0)

Net Increase (Decrease) in Cash and Cash Equivalents	187.8	(315.4)
Cash and Cash Equivalents at Beginning of Period	3,787.0	3,504.0
Cash and Cash Equivalents at End of Period	$3,974.8	$3,188.6

See Condensed Notes to Interim Consolidated Financial Statements.

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1)                 In December 2014, the Company entered into an agreement to sell all the stock of its wholly-owned subsidiaries, John Deere Insurance Company and John Deere Risk Protection, Inc. (collectively the Crop Insurance operations) to Farmers Mutual Hail Insurance Company of Iowa.  The Company is projecting to close the sale by April 2015 and does not anticipate a significant pretax or after-tax gain resulting from the sale.  These operations are reflected as assets and liabilities held for sale and are included in the Company’s financial services segment.  The sale is a result of the Company’s intention to invest its resources in growing its core businesses.

The carrying amounts of the major classes of assets and liabilities of the Crop Insurance operations that were classified as held for sale on the consolidated balance sheet in millions of dollars follow:

January 31, 2015
Cash and cash equivalents	$13
Marketable securities	79
Other receivables	265
Other intangible assets - net	4
Deferred income taxes	4
Other assets	20
Total assets	$385

Account payable and accrued expenses, and Liabilities held for sale	$267

(2)                 Dividends declared and paid on a per share basis were as follows:

	Three Months Ended January 31
	2015	2014
Dividends declared	$.60	$.51
Dividends paid	.60	.51

(3)                 The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(4)                 The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended January 31, 2015 and 2014

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2015	2014	2015	2014

Net Sales and Revenues
Net sales	$5,605.1	$6,948.5
Finance and interest income	20.5	17.2	$633.0	$569.2
Other income	160.0	150.5	64.9	64.4
Total	5,785.6	7,116.2	697.9	633.6

Costs and Expenses
Cost of sales	4,421.1	5,195.9
Research and development expenses	333.2	323.7
Selling, administrative and general expenses	540.2	643.2	121.2	126.0
Interest expense	71.0	75.3	122.9	107.8
Interest compensation to Financial Services	46.0	42.3
Other operating expenses	39.1	52.5	221.2	218.3
Total	5,450.6	6,332.9	465.3	452.1

Income of Consolidated Group before Income Taxes	335.0	783.3	232.6	181.5
Provision for income taxes	94.3	240.3	76.2	40.1
Income of Consolidated Group	240.7	543.0	156.4	141.4

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	156.8	142.2	.4	.8
Other	(10.6)	(3.9)
Total	146.2	138.3	.4	.8
Net Income	386.9	681.3	156.8	142.2
Less: Net income attributable to noncontrolling interests	.1	.2
Net Income Attributable to Deere & Company	$386.8	$681.1	$156.8	$142.2

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
CONDENSED BALANCE SHEET (In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*			FINANCIAL SERVICES
	January 31 2015	October 31 2014	January 31 2014	January 31 2015	October 31 2014	January 31 2014
Assets
Cash and cash equivalents	$2,844.4	$2,569.2	$2,659.7	$1,130.4	$1,217.8	$529.0
Marketable securities	100.0	700.4	1,008.3	393.8	514.7	430.2
Receivables from unconsolidated subsidiaries and affiliates	2,592.9	3,663.9	3,334.4
Trade accounts and notes receivable - net	547.5	706.0	848.3	3,847.2	3,554.4	3,827.9
Financing receivables - net	8.7	18.5	9.1	25,797.2	27,403.7	25,233.2
Financing receivables securitized - net				3,893.3	4,602.3	3,490.9
Other receivables	863.9	848.0	842.0	82.6	659.0	342.3
Equipment on operating leases - net				3,834.6	4,015.5	3,026.0
Inventories	4,527.1	4,209.7	5,554.6
Property and equipment - net	5,293.4	5,522.5	5,294.0	54.1	55.3	57.0
Investments in unconsolidated subsidiaries and affiliates	4,997.0	5,106.5	4,764.4	10.2	10.9	10.9
Goodwill	741.3	791.2	834.6
Other intangible assets - net	62.3	64.8	70.6		4.0	4.0
Retirement benefits	283.8	263.5	548.3	30.9	32.9	36.8
Deferred income taxes	2,923.2	2,981.9	2,563.3	68.7	64.9	65.8
Other assets	926.8	850.6	702.4	847.7	648.2	644.1
Assets held for sale				384.9
Total Assets	$26,712.3	$28,296.7	$29,034.0	$40,375.6	$42,783.6	$37,698.1

Liabilities and Stockholders’ Equity
Short-term borrowings	$1,079.2	$434.1	$1,759.6	$7,543.5	$7,585.1	$6,897.7
Short-term securitization borrowings				3,887.9	4,558.5	3,490.8
Payables to unconsolidated subsidiaries and affiliates	119.2	101.0	89.1	2,565.6	3,633.7	3,299.2
Accounts payable and accrued expenses	6,146.2	7,518.4	6,678.6	1,363.2	2,027.0	1,640.0
Deferred income taxes	79.7	87.1	81.3	474.9	344.1	379.2
Long-term borrowings	4,622.0	4,642.5	4,828.2	19,484.7	19,738.2	17,437.0
Retirement benefits and other liabilities	6,417.2	6,448.1	5,339.4	83.4	82.8	76.4
Liabilities held for sale				266.8
Total liabilities	18,463.5	19,231.2	18,776.2	35,670.0	37,969.4	33,220.3
Total Deere & Company stockholders’ equity	8,246.0	9,062.6	10,255.7	4,705.6	4,814.2	4,477.8
Noncontrolling interests	2.8	2.9	2.1
Total stockholders’ equity	8,248.8	9,065.5	10,257.8	4,705.6	4,814.2	4,477.8
Total Liabilities and Stockholders’ Equity	$26,712.3	$28,296.7	$29,034.0	$40,375.6	$42,783.6	$37,698.1

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS For the Three Months Ended January 31, 2015 and 2014 (In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2015	2014	2015	2014
Cash Flows from Operating Activities
Net income	$386.9	$681.3	$156.8	$142.2
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision (credit) for credit losses	(.4)	.1	1.4	2.4
Provision for depreciation and amortization	209.8	229.7	161.2	136.3
Impairment charges		26.3
Undistributed earnings of unconsolidated subsidiaries and affiliates	5.3	(138.4)	(.4)	(.8)
Provision (credit) for deferred income taxes	55.8	(3.8)	120.3	(4.7)
Changes in assets and liabilities:
Trade receivables	109.2	167.0
Insurance receivables			256.5	101.9
Inventories	(508.1)	(721.1)
Accounts payable and accrued expenses	(1,082.2)	(1,169.7)	(282.9)	(117.0)
Accrued income taxes payable/receivable	(182.7)	124.5	(2.8)	13.0
Retirement benefits	80.8	49.7	3.6	3.7
Other	108.5	36.8	11.8	(9.2)
Net cash provided by (used for) operating activities	(817.1)	(717.6)	425.5	267.8

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			5,038.2	5,008.5
Proceeds from maturities and sales of marketable securities	600.0	400.0	73.4	3.6
Proceeds from sales of equipment on operating leases			242.1	276.4
Proceeds from sales of businesses, net of cash sold		303.7
Cost of receivables acquired (excluding trade and wholesale)			(3,936.7)	(4,529.1)
Purchases of marketable securities		(203.7)	(19.3)	(18.7)
Purchases of property and equipment	(183.6)	(250.5)	(.4)	(.2)
Cost of equipment on operating leases acquired			(429.2)	(407.9)
Decrease (increase) in trade and wholesale receivables			80.9	(149.0)
Other	(23.1)	(44.3)	(31.8)	(48.4)
Net cash provided by investing activities	393.3	205.2	1,017.2	135.2

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	707.2	703.1	(497.4)	(1,439.8)
Change in intercompany receivables/payables	873.6	79.2	(873.6)	(79.2)
Proceeds from long-term borrowings	1.5	6.0	1,226.3	2,235.1
Payments of long-term borrowings	(16.2)	(15.9)	(1,218.1)	(1,084.1)
Proceeds from issuance of common stock	44.7	54.3
Repurchases of common stock	(604.7)	(477.3)
Dividends paid	(209.9)	(192.5)	(151.6)
Excess tax benefits from share-based compensation	6.3	14.6
Other	(16.6)	(6.0)	2.1	29.5
Net cash provided by (used for) financing activities	785.9	165.5	(1,512.3)	(338.5)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(86.9)	(16.7)	(17.8)	(16.3)
Net Increase (Decrease) in Cash and Cash Equivalents	275.2	(363.6)	(87.4)	48.2
Cash and Cash Equivalents at Beginning of Period	2,569.2	3,023.3	1,217.8	480.8
Cash and Cash Equivalents at End of Period	$2,844.4	$2,659.7	$1,130.4	$529.0

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.